Exhibit 5.1

November 1, 2013

Sterling Bancorp
400 Rella Boulevard

Montebello, New York 10901

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancorp, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 110,470 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”) that may be issued pursuant to the Sterling Bancorp Stock Incentive Plan (the “Plan”), which was assumed by the Company in connection with the Merger (as defined in that certain Agreement and Plan of Merger, dated as of April 3, 2013, by and between Provident New York Bancorp, a Delaware corporation, and Sterling Bancorp, a New York corporation (the “Merger Agreement”).

In rendering this opinion, we have examined the Registration Statement, the Plan, the Merger Agreement, and such corporate records, other documents, and matters of law as we have deemed necessary or appropriate.  In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents, and the legal capacity of all individuals executing any of the foregoing documents.  In rendering this opinion, we have further assumed that there will be no material changes in the documents we have examined and that, at all times prior to the issuance of the Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for issuance.

Based on and subject to the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that the Shares will be, upon issuance, duly authorized and, when the Shares have been issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz